Exhibit 99.1

Implant Sciences Appoints Dr. Bill McGann as Chief Operating Officer

Former Chief Technology Officer at GE Security and Pioneer in Trace Detection Industry

Wilmington, MA – March 19, 2012 – Implant Sciences Corporation (OTCQB:IMSC) (OTCPK:IMSC), a high technology supplier of systems and sensors for homeland security markets, today announced a significant executive management appointment with Dr. Bill McGann joining the Company as Chief Operating Officer and  as a member of its Board of Directors. Dr. McGann has been a strategic advisor to the CEO of Implant Sciences since April of 2011. As COO, Dr. McGann will oversee the Company’s product development, as well as advancements in its technology and manufacturing processes.

Dr. McGann is a pioneer in the explosive trace detection (ETD) industry, having co-founded Ion Track Instruments, the first ETD provider to receive TSA certification.  Ion Track was subsequently sold to GE for $190 million, and became a core product offering in GE’s homeland security portfolio.  After the sale to GE, Dr. McGann became Chief Technology Officer of GE Security. Dr. McGann has also served as a Senior Scientist for seven years at Radiation Monitoring Devices, Inc., a research company, specializing in high-energy nuclear spectroscopy. Most recently, Dr. McGann was VP Engineering, Global Fire Products at United Technologies Corporation.

Dr. McGann has authored over 70 research proposals to the U.S. Government, more than 20 scientific publications, and over 25 patents in the areas of nuclear, chemical and biological detection technologies. He created "Entry Scan," the world's first passenger walk-through screening system for explosives detection. Dr. McGann holds a Ph.D. in Physical Chemistry from the University of Connecticut, where his doctoral work was in the area of Magnetic Resonance and Laser Spectroscopy.

"Bill McGann is one of the “fathers” of ETD and is among the world’s leading experts in ion mobility used in ETD. We could not be happier to welcome Bill to our team. We believe his interest in advancing our technologies, products, and market position is a huge testament to the potential he sees for Implant Sciences’ role in the ETD security space. This is a major milestone in our Company’s development, and we are delighted Bill has chosen our Company as he re-enters the Homeland Defense market" stated Implant Sciences President and CEO, Glenn D. Bolduc.

“Following the progress of Implant Sciences closely over the past year, I have seen enough to know that this Company has the technology, distribution infrastructure and management team to execute as leaders in the ETD space and transform the security equipment industry by delivering new technology solutions at security points across the world. I am very pleased to join the team and advance the Company," added Implant Sciences COO Dr. McGann.

About the Quantum Sniffer™ QS-H150

The QS-H150 is a handheld explosives trace detector that uses Ion Mobility Spectrometry (IMS) to rapidly detect and identify trace amounts of a wide variety of military, commercial, and homemade explosives. The QS-H150 uses no radioactive materials and features a low-maintenance design that is self-calibrating and self-clearing, providing very high levels of operational availability.

About the Quantum Sniffer™ QS-B220

The QS-B220, introduced in May 2011, is a benchtop explosives and narcotics trace detector that uses Ion Mobility Spectrometry (IMS) to rapidly detect and identify trace amounts of a wide variety of military, commercial, and homemade explosives, plus narcotic substances. The QS-B220 continues the Implant Sciences tradition of freedom from radioactive materials, low total cost of ownership, and high operational availability.

About Implant Sciences

Implant Sciences develops, manufactures, and sells sophisticated sensors and systems for Security, Safety, and Defense (SS&D) markets. The Company has developed innovative proprietary technologies used in its explosives and narcotics trace detection systems, which ship to a growing number of locations domestically and internationally. Implant Sciences products have been deployed in a wide range of security environments including airports, subways, railways, cargo facilities, nuclear power plants, police departments, military units, government buildings, and financial institutions. The QS-H150 and QS-B220 are Department of Homeland Security (DHS) Qualified Anti-Terrorism Technologies under the Support Anti-terrorism by Fostering Effective Technology Act of 2002 (the SAFETY Act). For further details on the Company and its products, please visit the Company's website at www.implantsciences.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risks that our explosives detection products and technologies (including any new products we may develop) may not be accepted by the Transportation Security Administration or by other U.S. or foreign government and law enforcement agencies or commercial consumers of security products; economic, political and other risks associated with international sales and operations could adversely affect our sales; our business is subject to intense competition and rapid technological change; and other risks and uncertainties described in our filings with the Securities and Exchange Commission, including our most recent Forms 10-K, 10-Q and 8-K. Such statements are based on management's current expectations and assumptions which could differ materially from the forward-looking statements.

[Missing Graphic Reference]Contact:

Implant Sciences Corporation

Company Contact:
Glenn Bolduc, CEO
978-752-1700
gbolduc@implantsciences.com

or

Investor Contact:
Laurel Moody
646-810-0608
lmoody@corporateprofile.com

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